================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             MYERS INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

      -------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

      -------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      -------------------------------------------------------------------------


  (4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------------------------------

  (5) Total fee paid:

      --------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

      -------------------------------------------------------------------------


  (2) Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------

  (3) Filing Party:

      -------------------------------------------------------------------------

  (4) Date Filed:

      -------------------------------------------------------------------------

================================================================================

MYERS INDUSTRIES, INC. LOGO

--------------------------------------------------------------------------------

1293 South Main Street - Akron, Ohio 44301
--------------------------------------------------------------------------------

                                                                  March 20, 1998

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held on April 30, 1998, at 9:00 A.M. at the Company's offices, 1293 South Main Street, Akron, Ohio 44301.

  In addition to the election of directors and the ratification of the appointment of the independent certified public accountants, a proposal to amend the Employee Stock Purchase Plan will be presented to the shareholders at the Annual Meeting. Enclosed with this letter is a Notice of Annual Meeting together with a Proxy Statement which contains information with respect to the nominees for director and for each of the proposals.

  We believe the proposals discussed in the Proxy Statement are very important to the Company and the shareholders. It is very important that your shares be voted, and we hope that you will be able to attend the Annual Meeting. IN EITHER CASE, WE URGE YOU TO EXECUTE AND RETURN THE ENCLOSED FORM OF PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

                                      SINCERELY,

                                      /S/ STEPHEN E. MYERS
                                      -------------------------------------
                                      STEPHEN E. MYERS
                                      President and Chief Executive Officer

MYERS INDUSTRIES, INC. LOGO

--------------------------------------------------------------------------------

1293 South Main Street - Akron, Ohio 44301
--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

                           TO BE HELD APRIL 30, 1998
--------------------------------------------------------------------------------

  The Annual Meeting of Shareholders of Myers Industries, Inc., an Ohio corporation
("Myers" or "Company"), will be held at the Company's offices, 1293 South Main Street, Akron, Ohio 44301, on April 30, 1998, at 9:00 A.M. (local time), for the following purposes:

  1. To elect nine directors.

  2. To approve the amendment to the Myers Industries, Inc. Employee Stock Purchase Plan.

  3. To ratify the appointment of Arthur Andersen LLP, independent public accountants, as auditors for 1998.

  4. To transact such other business as may properly come before the meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 13, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE.
                                      By Order of the Board of Directors,

                                      /s/ MILTON I. WISKIND
                                      -------------------------------
                                      MILTON I. WISKIND
                                      Secretary
Akron, Ohio
March 20, 1998

         THE 1997 ANNUAL REPORT TO SHAREHOLDERS ACCOMPANIES THIS NOTICE

                             MYERS INDUSTRIES, INC.
                               ------------------

                                PROXY STATEMENT
                               ------------------

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Myers Industries, Inc., an Ohio corporation, of the accompanying proxy to be voted at the Annual Meeting of Shareholders to be held on April 30, 1998, at 9:00 A.M. (local time), and at any adjournment thereof. Shares represented by duly executed proxies in the accompanying form received by the Board of Directors prior to the meeting will be voted at the meeting. A shareholder who signs and returns a proxy in the accompanying form may revoke it prior to or at the meeting by giving notice to the Secretary.

  The close of business on March 13, 1998, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. On that date Myers had outstanding 18,283,519 shares of common stock, without par value ("Common Stock"), each of which is entitled to one vote. For information concerning principal shareholders, see the section headed"Principal Shareholders" below.

  Under Ohio law, the Company's Amended and Restated Articles of Incorporation and its Code of Regulations, if a quorum is present at the meeting, the nominees for election as directors who receive a plurality of votes will be elected as directors. An abstention from voting any share, or a broker non-vote with respect to the election of any nominee for director, will not affect the election of directors.

  Proposal Nos. 2 (amendment of the Myers Industries, Inc. 1998 Employee Stock Purchase Plan) and 3 (Ratification of Auditors) must be approved by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock, present in person or represented by proxy at the Annual Meeting, assuming a quorum is present. An abstention from voting any share will have the practical effect of a vote against the proposals. A broker non-vote with respect to these proposals will not affect the proposals.

  A majority of the outstanding shares of Common Stock constitutes a quorum. Properly executed proxies that are marked "abstain," or are held in "street name" by brokers, and are not voted on one or more particular items (if otherwise voted on at least one item) will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting.

  The mailing address of the principal executive offices of Myers is 1293 South Main Street, Akron, Ohio 44301. This Proxy Statement, together with the related proxy card and Myers' 1997 Annual Report to Shareholders, is being mailed to the shareholders of Myers on or about March 20, 1998.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  Set forth below for each nominee for election as a director and for each director whose term shall continue after the Annual Meeting of Shareholders is a brief statement, including the age, principal occupation and business experience during the past five years, and the number of shares of Common Stock beneficially owned by such director. The Board of Directors has nominated the persons listed below as nominees, all of whom presently are directors of Myers. If any nominee should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. The nominees receiving the greatest number of votes cast by shareholders by proxy or in person at the meeting, a quorum being present, shall be elected. A majority of the outstanding shares of Common Stock constitutes a quorum. Proxies cannot be voted for a greater number of nominees than the number named in the Proxy Statement.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE FOLLOWING NOMINEES:

                       NOMINEES FOR ELECTION AS DIRECTORS

                                           PRINCIPAL OCCUPATION              SHARES        PERCENT
                                           FOR PAST FIVE YEARS            BENEFICIALLY        OF
         NAME            AGE              AND OTHER INFORMATION            OWNED(1,2)      CLASS(1)
         ----            ---              ---------------------           ------------     --------
Keith A. Brown            46      President of Chimera Corporation,            1,000
                                  Westlake, Ohio, a management holding
                                  company; Director of US Gypsum
                                  Corporation, Chicago, Illinois, a
                                  manufacturer of gypsum paneling
                                  products; Director of Morgan
                                  FunShares, Inc., Cleveland, Ohio, a
                                  mutual fund company. Served as
                                  director since 1997.

Karl S. Hay               70      Of Counsel, the law firm of Brouse &        14,995(3)
                                  McDowell, Akron, Ohio. Served as
                                  director since 1969.

Richard P. Johnston       67      Chairman of the Board of Merbanco,           3,743(3,9)
                                  Inc., Jackson Hole, Wyoming, an
                                  investment banking firm; Director of
                                  AGCO, Inc., Duluth, Georgia, a
                                  manufacturer and distributor of
                                  agricultural equipment; Director of
                                  Royal Precision Inc., Phoenix,
                                  Arizona, a manufacturer of golf club
                                  shafts, grips and athletic headwear.
                                  Served as a director since 1992.

                                           PRINCIPAL OCCUPATION              SHARES        PERCENT
                                           FOR PAST FIVE YEARS            BENEFICIALLY        OF
         NAME            AGE              AND OTHER INFORMATION            OWNED(1,2)      CLASS(1)
         ----            ---              ---------------------           ------------     --------
Stephen E. Myers          54      President and Chief Executive Officer   1,664,048(4,5,8)      9.1%
                                  of the Company; Director of FirstMerit
                                  Corporation, Akron, Ohio, a bank
                                  holding company, and Director, Reko
                                  International Group, Inc., Windsor,
                                  Ontario Canada, a manufacturer of
                                  tooling and molds. Served as director
                                  since 1972.

Richard L. Osborne        60      Executive Dean, Weatherhead School of     6,827(3)
                                  Management, Case Western Reserve
                                  University, Cleveland, Ohio; Director
                                  of Ohio Savings Financial Corporation,
                                  Cleveland, Ohio, a savings and loan
                                  holding company; Director of NCS
                                  Healthcare, Inc., Beachwood, Ohio, a
                                  provider of pharmacy services to long-
                                  term care institutions; Director of
                                  New Horizons Worldwide, Inc.,
                                  Morganville, New Jersey, an operator
                                  and franchiser of computer training
                                  services. Served as director since
                                  1978.

Jon H. Outcalt            61      Chairman of NCS Healthcare, Inc.,       10,272(3,6)
                                  Beachwood, Ohio, a provider of
                                  pharmacy services to long-term care
                                  institutions; Chairman and Chief
                                  Executive Officer of Aberdeen Group,
                                  Inc., Beachwood, Ohio, an investment
                                  holding company; Director of Ohio
                                  Savings Financial Corporation,
                                  Cleveland, Ohio, a savings and loan
                                  holding company. Served as director
                                  since 1984.

Samuel Salem              74      Formerly served as a Vice President of    9,316(3)
                                  GenCorp, Inc., Akron, Ohio, a
                                  technology-based company in aerospace,
                                  automotive and related polymer
                                  products; formerly served as President
                                  of DiversiTech General, Inc., a
                                  subsidiary of GenCorp. Served as
                                  director since 1989.

                                           PRINCIPAL OCCUPATION              SHARES        PERCENT
                                           FOR PAST FIVE YEARS            BENEFICIALLY        OF
         NAME            AGE              AND OTHER INFORMATION            OWNED(1,2)      CLASS(1)
         ----            ---              ---------------------           ------------     --------
Edwin P. Schrank          71      Formerly served as a Director of         25,049(3)
                                  McNeil Corporation, Akron, Ohio, a
                                  manufacturer of industrial equipment;
                                  formerly served as Chairman and
                                  President of McNeil Akron, Inc.,
                                  Akron, Ohio (and its predecessor
                                  company), a manufacturer of machinery;
                                  formerly affiliated with Portage
                                  Machine Company, Akron, Ohio as
                                  General Manager; formerly performed
                                  consulting services for Integrated
                                  Corporation, Cleveland, Ohio. Served
                                  as director since 1971.

Milton I. Wiskind         72      Senior Vice President and Secretary of  428,699(7)          2.3%
                                  the Company. Served as director since
                                  1972.

---------------

(1) Number of shares beneficially owned is reported as of February 2, 1998. Unless otherwise indicated, none of the directors beneficially owns one percent or more of the outstanding shares of Myers Common Stock.

(2) All directors and executive officers as a group (10 persons) beneficially owned 2,184,807 shares of Common Stock as of February 2, 1998. This represents approximately 11.9% of the outstanding shares of Common Stock as of that date.

(3) Includes shares which the non-employee nominee or director has a right to acquire by exercising options granted under the 1992 Stock Plan.

(4) Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 193,814 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decreases the percentage of shares beneficially owned by him, and all officers and directors as a group, to 8.0% and 10.9%, respectively.

(5) Includes 85,954 shares of Common Stock held by Stephen E. Myers as trustee and/or custodian for certain grandchildren of Louis S. Myers, 3,126 shares of Common Stock owned by Stephen E. Myers' spouse (for which Mr. Myers disclaims beneficial ownership) and 10,935 shares of Common Stock issuable under stock options exercisable within 60 days.

(6) Includes 7,529 shares of Common Stock held by Federal Process Company of which Mr. Outcalt is Chairman and a director, and as such has the power to vote and invest such shares. Mr. Outcalt is a controlling shareholder of Federal Process Company.

(7) Includes 88,657 shares of Common Stock held by Mr. Wiskind's spouse, 90,259 shares of Common Stock held by Mr. Wiskind as trustee of trusts for his children, 7,032 shares of Common Stock held by Mr. Wiskind as trustee of trusts for his grandchildren, 96,250 shares of Common Stock held within the Milton Wiskind Family Limited Partnership and 6,776 shares of Common Stock issuable under stock options exercisable within 60 days.

(8) Stephen E. Myers serves as a trustee of the Semantic Foundation Inc. which holds 22,660 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed to beneficially own, decreases the percentage of shares beneficially owned by him, and all officers and directors as a group, to 9.0% and 11.8%, respectively.

(9) Richard P. Johnston serves as a trustee of the Johnston Family Charitable Remainder Trust which holds 1,000 shares of Common Stock.

  There are, and during the past five years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of Myers to act in such capacity or concerning his integrity.

COMMITTEES

  The Board of Directors of Myers has several committees and has appointed members to such committees since the 1997 Annual Meeting of Shareholders.

  The Audit Committee of the Board of Directors is composed of Karl S. Hay, Jon
H. Outcalt and Edwin P. Schrank. The functions of this Committee, which met twice in 1997, are to recommend engaging and/or discharging the independent auditor, directing and supervising special investigations, reviewing the results of the audit engagement and procedures for internal control, determining independence of the auditor and reviewing the Company's system of internal accounting controls.

  The Compensation Committee recommends to the Board of Directors plans, programs or benefits relating to executive and key personnel compensation, including incentive compensation, and approves salary adjustments and awards in those areas. The Committee recommends to the Board of Directors individuals who the Committee believes are "key employees" and deserving of grants of stock options under the 1992 Stock Option Plan ("1992 Plan") and the 1997 Stock Plan ("1997 Plan") (collectively "Stock Plans"), in addition to administering the Stock Plans. The Compensation Committee, which met once in 1997, had as its members in 1997, Richard L. Osborne, Jon H. Outcalt and Samuel Salem.

  There were a total of six regularly scheduled and special meetings of the Board of Directors in 1997. During 1997, all directors attended at least 75% of the aggregate total number of the meetings of the Board and committees on which they served, except Jon H. Outcalt (66%). The Board of Directors does not have a nominating committee.

DIRECTOR COMPENSATION

  Outside directors were paid an $11,000 annual retainer plus $700 for each Board of Directors meeting attended, except for Richard L. Osborne, who is compensated for providing consulting services to the Company. Members of Committees are paid $700 for each meeting attended unless such meeting is held on the same day as a meeting of the Board of Directors.

  In April, 1992, the shareholders approved the 1992 Stock Plan, part of which contains provisions for the granting of non-qualified stock options to non-employee directors (the "Directors Plan"). Under the Directors Plan, up to 57,186 shares of Common Stock may be issued, subject to adjustment in the event of certain corporate transactions. Each participant is awarded annually, on the day of the Annual Meeting of Shareholders, NQSOs to purchase

500 shares of Common Stock, on the condition that the Company's "Return on Equity" as set forth in the Company's annual report to shareholders for the immediately preceding fiscal year is equal to or greater than ten percent. The option price per share is 100 percent of the fair market value of a share of Common Stock on the date the option is granted.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The law firm of Brouse & McDowell performed legal services for Myers in 1997. Karl S. Hay, a director of Myers, is Of Counsel to the law firm. The amount of Mr. Hay's interest in such fees cannot practically be determined.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Myers' directors, officers and persons who own more than ten percent of its Common Stock ("Section 16 Filers") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange, Inc., and to furnish Myers with copies of all such forms they file. Myers understands from the information provided to it by the Section 16 Filers for 1997 that they have adhered to all filing requirements applicable to the
Section 16 Filers.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table provides certain summary information concerning the compensation paid or accrued by Myers, to or on behalf of its chief executive officer and each of the other most highly compensated executive officers of Myers determined as of the end of 1997 (the "Named Executive Officers") and for the fiscal years ended December 31, 1996 and 1995:

                              SUMMARY COMPENSATION

                                                                           LONG-TERM
                                     ANNUAL COMPENSATION                COMPENSATION(1)
                        ---------------------------------------------   ---------------
                                                                          SECURITIES
                                                           OTHER          UNDERLYING            ALL
       NAME AND                                           ANNUAL         OPTIONS/SARS          OTHER
  PRINCIPAL POSITION    YEAR   SALARY     BONUS(2)    COMPENSATION(3)        OTHER        COMPENSATION(4)
  ------------------    ----  ---------   ---------   ---------------   ---------------   ---------------
Stephen E. Myers        1997  $250,000    $175,000           -0-            11,000            $  5,184
President and Chief     1996   235,417     175,000           -0-             5,500               4,917
Executive Officer       1995   200,000     175,000           -0-               -0-               4,805
Milton I. Wiskind       1997   157,500     122,000           -0-             5,500               5,184
Senior Vice President   1996   140,000     122,000           -0-             3,300               4,917
                        1995   140,000     116,000           -0-               -0-               4,805
Gregory J. Stodnick     1997   140,833     105,000           -0-             5,500               5,499
Vice President-Finance  1996   125,000     105,000           -0-             3,300               5,217
                        1995   125,000     100,000           -0-               -0-               5,180

---------------

(1) None of the Named Executive Officers has any restricted stock holdings. No long-term incentive plan payouts were made in 1997.

(2) Includes amounts earned and accrued in 1997 as bonuses. A bonus is generally awarded after the close of the fiscal year and then paid 50% in the following fiscal year, with the balance paid in 25% increments over the next two years.

(3) Perquisites provided to each of the Named Executive Officers, if any, do not exceed the disclosure thresholds established under Securities and Exchange Commission ("Commission") rules and are not included in this total.

(4) "All Other Compensation" for 1997 includes the following: (i) contributions to the Company's Profit Sharing Plan on behalf of each of the Named Executive Officers, as follows: Mr. Myers, $4,929; Wiskind, $4,929; and Mr. Stodnick, $4,929; (ii) amounts paid by Myers for excess group life insurance, and life insurance, as follows: Mr. Myers, $255; Mr. Wiskind, $255; and Mr. Stodnick, $570; and (iii) amounts paid or accrued by Myers for director fees, as follows: Mr. Myers, $-0-; and Mr. Wiskind, $-0-.

  In 1996, the Board adopted a supplemental compensation plan for Mr. Wiskind in recognition of his outstanding long-term service to Myers. The terms of the plan provide that upon his retirement as an employee of the Company, he will be entitled to receive an amount equal to $75,000 per year for ten years. The annual payments will be paid to Mr. Wiskind's designated beneficiary in the event he does not survive the ten-year plan period.

  Myers has adopted a Supplemental Executive Retirement Plan (the "SERP") which provides certain pension benefits to a select group of management employees. In the case of an officer of Myers the SERP provides an annual supplemental pension benefit equal to the lesser of (i) $50,000 or (ii) $1,667.00 multipled by the participant's Years of Service under the SERP. In the case of all other participants in the SERP, the annual supplemental pension benefit is equal to the lesser of (i) $30,000 or (ii) $1,000 multipled by the Participant's Years of Service under the SERP. In either case the annual supplemental pension benefit is payable for 10 years commencing at age 65. Credit for Years of Service under the SERP are awarded to a participant SERP annually at the discretion of the Compensation Committee of the Board. A SERP participant with 10 Years of Service under the SERP may receive a reduced annual supplemental pension benefit commencing at any time after attainment of age 55.

STOCK OPTIONS

  The following table contains information concerning the grant of Stock Options under the Stock Plans to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                                                                      REALIZABLE VALUE
                                             INDIVIDUAL GRANTS                           AT ASSUMED
                        ------------------------------------------------------------   ANNUAL RATES OF
                         NUMBER OF       PERCENTAGE OF                                   STOCK PRICE
                         SECURITIES    TOTAL OPTIONS/SARS                             APPRECIATION FOR
                         UNDERLYING        GRANTED TO                                    OPTION TERM
                        OPTIONS/SARS      EMPLOYEES IN      EXERCISE OR   EXPIRATION  -----------------
         NAME            GRANTED(1)       FISCAL YEAR       BASE PRICE       DATE       5%        10%
         ----           ------------   ------------------   -----------   ----------  -------   -------
Stephen E. Myers           11,000             7.35%           $16.50       7/24/02    $29,086   $84,234
Milton I. Wiskind           5,500             3.68%            15.00       7/24/02     22,793    50,367
Gregory J. Stodnick         5,500             3.68%            15.00       7/24/02     22,793    50,367

---------------

(1) The Stock Plans generally provide for granting of incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively "Stock Options"). The option price per share of ISOs must be equal to the fair market value of a share of Common Stock on the date granted; the option price of NQSOs may be set by the Compensation Committee ("Committee"). The exercise period of ISOs may not be more than ten years from grant, while the period of NQSOs may be set by the Committee. No Stock Option may be exercised until six months after the date of grant. The purchase price of any Stock Option must be paid upon exercise in (i) immediately available funds, (ii) shares of Common Stock, or (iii) a combination of (i) and (ii). In the event a participant's employment is terminated due to death, disability or retirement, ISOs awarded remain exercisable for the maximum period allowable under the Internal Revenue Code of 1986, as amended ("Code"), and NQSOs remain exercisable for the remainder of the option term or five years, whichever is less. If a participant's employment is terminated for any reason, all Stock Options granted will be canceled immediately; provided, however, that if the Company terminates a participant for reasons other than misconduct or misfeasance, the participant has 90 days to exercise any Stock Options; and provided further, that if termination is attributable to a "change in control," any Stock Options previously granted will continue for their term.

OPTION EXERCISES AND HOLDINGS

  The following table contains information concerning the exercise of Stock Options under Myers' Stock Plans, and information on unexercised Stock Options held as of the end of the fiscal year, by the Named Executive Officers:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                     NUMBER OF
                                                    SECURITIES
                                                    UNDERLYING         VALUE OF
                                                    UNEXERCISED      UNEXERCISED
                                                   OPTIONS/SARS      IN-THE-MONEY
                                                     AT FISCAL        OPTIONS AT
                            SHARES                   YEAR-END          YEAR-END
                           ACQUIRED      VALUE     EXERCISABLE/      EXERCISABLE/
          NAME            ON EXERCISE   REALIZED   UNEXERCISABLE   UNEXERCISABLE(1)
          ----            -----------   --------   -------------   ----------------
Stephen E. Myers             -0-        $ -0-       8,735/15,933    $20,059/11,206
Milton I. Wiskind            1,331        6,269     5,676/ 8,569     20,185/17,916
Gregory J. Stodnick          1,331        7,267     5,676/ 8,569     20,185/17,916

---------------

(1) Based upon the closing price reported on the American Stock Exchange for the Common Stock of Myers on December 31, 1997.

 BENEFICIAL OWNERSHIP

  The following table sets forth certain information regarding the named executives' beneficial ownership of the Common Stock of the Company as of January 31, 1998:

     TITLE OF CLASS               NAME OF OFFICER             NUMBER OF SHARES(1)           PERCENT OF CLASS(2)
     --------------               ---------------             -------------------           -------------------
Common Stock                  Stephen E. Myers                     1,664,048                        9.1%
Common Stock                  Milton I. Wiskind                      428,699                        2.3%
Common Stock                  Gregory J. Stodnick                     21,858                        -0-%

---------------

(1) The amounts shown represent the total shares owned outright by such individuals together with shares which are issuable upon the exercise of currently exercisable stock options. These individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Myers, 10,935; Mr. Wiskind, 6,776; and Mr. Stodnick, 6,776.

(2) Unless otherwise listed, none of the listed officers owns more than one percent of the applicable class.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee, which is composed entirely of non-employee directors and is responsible for setting and administering the policies which govern both annual compensation and stock option plans for Myers, has furnished the following report on executive compensation.

  The executive compensation program for the Named Executive Officers, which includes the Chief Executive Officer, is administered by the Compensation Committee of the Board of Directors. The Committee's function is to review the performance of the Named Executive

Officers and the performance of the Company in determining the amount and type of compensation to be paid and awarded, including incentive compensation, and to approve the salary adjustments and awards in these areas. In addition, the Committee reviews and recommends plans, programs and benefits relating to executive and key personnel compensation. The Committee's focus is on total compensation which consists primarily of an executive's: (i) base salary, (ii) bonus, (iii) stock options, and (iv) other benefits, such as health and pension benefits, which are available to all employees.

  Although the compensation of the Chief Executive Officer is determined individually, the criteria and process used is the same as that used in determining the compensation of the other Named Executive Officers. Determination of compensation is based upon a number of important factors, including the profit performance of the Company as a whole in relation to the prior year, and other factors such as return on equity, net income margin and shareholder return.

  With regard to base salaries at the executive officer level, the Committee believes the base salaries set are modest by industry standards and on an historic basis have been infrequently adjusted. The Committee also believes that two of the other components of compensation, the award of bonuses and stock options, provide the Named Executive Officers with a greater incentive to perform and to ensure that the executive's interests are closely tied to those of the Company and its shareholders.

  The amount of bonus awarded to the Chief Executive Officer and the other Named Executive Officers for each year is a function of the profit performance of the Company as a whole in relation to the prior year, and other factors such as return on equity, net income margin and shareholder return. None of these factors is given a specific weighting; instead they are considered as a whole. In the event the Committee determines to award a bonus, the bonus for any year is generally determined on or before March 1 of the following year and then distributed based on a three-year partial distribution cycle. Fifty percent of the total bonus awarded is paid in the first year and 25 percent in each of the following two years. Any unpaid bonus may be forfeited if the executive officer is not employed by the Company prior to the full distribution of the bonus awarded.

  The shareholder-approved Stock Plans authorize grants of options to purchase stock, generally at current market prices, to executive officers and "key employees." Whether options are to be granted and if so, the amounts to be granted, are functions of the Compensation Committee. In the granting of the stock options, in addition to the factors mentioned above, the individual Named Executive Officer's level of responsibility and past contributions to the Company are taken into consideration. In an effort to foster extended employment, such as with the bonus awards, any options awarded vest at 20 percent per year over a five-year period and expire on the fifth anniversary. Any unexercised options are forfeited if the executive leaves the Company's employ voluntarily, or if he is terminated for just cause prior to total vesting.

  The Committee has reviewed the qualifying compensation regulations under Code
Section 162(m) as issued by the Internal Revenue Service which provide that no federal income tax deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration paid to the employee exceeds $1.0 million for the applicable taxable year, unless certain conditions are met. Currently, remuneration is not expected to exceed the $1.0 million base and, therefore, compensation should not be affected by the qualifying compensation regulations.

  The foregoing report has been furnished by the current members of the Compensation Committee, being:

            Richard L. Osborne      Jon H. Outcalt      Samuel Salem

                                 PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT OF THE MYERS INDUSTRIES, INC. EMPLOYEE STOCK PURCHASE
                                      PLAN

  The Board of Directors has adopted, subject to shareholder approval, an amendment to the Myers Industries, Inc. Employee Stock Purchase Plan (the "Employee Plan"). The Board of Directors believes that approval of the amendment to the Employee Plan will advance the interests of the Company by providing eligible employees the opportunity to purchase stock in the Company.

  The Company currently has only 30,526 shares available for grant and sale to employees under the Employee Plan. The Employee Plan was approved by the shareholders in 1986.

  The Employee Plan would be amended to provide an additional 75,000 shares of Common Stock for issuance under the Employee Plan, and to make certain non-material administrative changes. The number of shares reserved is the amount estimated to meet the Company's requirements for the next three years. The remaining shares under the Employee Plan will remain available for issuance. Shareholder approval is required under Section 423 of the Internal Revenue Code.

  The Employee Plan provides employees of the Company with the opportunity to acquire Company Common Stock on a payroll deduction basis. The Employee Plan provides that any person who has been employed by the Company or any subsidiary for at least 12 consecutive months is eligible to participate in the Employee Plan ("Eligible Employee").

  Eligible Employees can through payroll deduction purchase shares of the Company Common Stock at 90% of the current market price on the closing date of the quarter. An Eligible Employee may have up to ten percent of his compensation deducted, however, no Eligible Employee may purchase shares exceeding $25,000 in fair market value in any one calendar year or purchase shares if, after the purchase, the Employee would own more than five percent of the outstanding shares of Common Stock.

  An Eligible Employee is deemed the owner of such shares and has the rights of a shareholder and the time the shares are issued. Dividends which accrue on the shares will be paid and distributed to the Eligible Employee.

  The grant of right to purchase pursuant to the Employee Plan is not a taxable event to an Eligible Employee for federal income tax purposes. Also, the transfer of shares of Common Stock to an Eligible Employee on exercise of right to purchase will not result in taxable income to the Eligible Employee (and no deduction will be allowed to the Company with respect to such transfer) if the Eligible Employee was an employee of the Company at all times from the date of the grant of the right to purchase until three months before the purchase (the "Employment Requirement"). In such case, the Eligible Employee's tax basis for the shares so acquired will be equal to the purchase price at exercise. However, if the Eligible Employee sells or otherwise disposes of the shares of Common Stock so acquired within two years of the date of the grant or within one year after the transfer of the shares to him (the "Required Holding Periods"), he must report as ordinary compensation income in the year of disposition (and the Company may deduct) the difference between the right to purchase price and the fair market value of the shares at the time of exercise of the right to purchase. The Eligible Employee increases his basis in the shares by the amount he reports as ordinary income. The difference between this increased basis and the selling price is a capital gain or loss.

  If the Eligible Employee disposes of (or dies while owning) the shares after expiration of the Required Holding Periods, the Eligible Employee must report as ordinary compensation income in the year of disposition (or death) the lesser of: (i) the excess of the fair market value of the shares at the time of disposition or death over the amount paid for the shares, or (ii) the excess of the fair market value of the shares at the time the right to purchase was granted over the amount paid for the shares. However, the Company may not deduct this amount. The Eligible Employee may increase the basis of his shares by the amount which he is required to report as ordinary compensation income upon disposition. The difference between this increased basis and the selling price of such shares is a capital gain or loss.

  The Board of Directors adopted the Employee Plan on March 28, 1986 and it was approved by the shareholders in April, 1986. The Employee Plan provides that the Board of Directors may from time to time alter, amend, suspend or terminate the Employee Plan; provided, however, that the Board may not (i) change the number of shares reserved under the Employee Plan except for adjustments necessitated by capital changes as described above, (ii) extend the duration of the Employee Plan, (iii) extend the exercise period for purchasing shares, (iv) change the purchase price of shares, (v) change the eligibility requirements, or (vi) make any other changes that would adversely affect the terms and conditions of any outstanding rights of an Eligible Employee without the Eligible Employee's consent.

VOTE REQUIRED FOR APPROVAL

  The affirmative vote of the holders of a majority of the shares of the Company Common Stock present in person or represented by proxy at the Annual Meeting, a quorum being present, is required for the approval of the amendment to the Employee Plan. A majority of the outstanding shares of Common Stock constitutes a quorum.

            THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS
                 VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE
                         EMPLOYEE STOCK PURCHASE PLAN.

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Myers' Common Stock against the cumulative return of the S&P 500 Index and a Peer Group for the period of five fiscal years commencing January 1, 1993 and ended December 31, 1997.(1)

             Measurement Period                    Myers
           (Fiscal Year Covered)                 Industries         S&P 500          Peer Group(2)
1992                                                    100.00            100.00            100.00
1993                                                    133.30            110.08            116.33
1994                                                     87.03            111.53            104.57
1995                                                    113.17            153.45            108.41
1996                                                    117.89            188.68            106.03
1997                                                    132.67            251.63            124.87

---------------

(1) Assumes that the value of the investment in Myers Common Stock, each Index and the Peer Group was $100 on December 31, 1992 and that all dividends were reinvested.

(2) The Peer Group consists of the following public companies: Applied Industrial Technologies, Inc., Bandag, Incorporated, Echlin Inc., General Housewares Corp., Rubbermaid Incorporated, Home Products International Inc., Snap-On Tools Corporation and The Standard Products Company. The Peer Group was selected in good faith on a line-of-business basis and the returns of each component issuer of the group is weighted using the beginning of period market capitalization as required by the Commission. The following changes were made to the Peer Group from that reported in 1997: Bearings Inc. has changed its name to Applied Industrial Technologies, Inc. and Home Products International, Inc. is the parent of Selfix, Inc. which was deleted.

                             PRINCIPAL SHAREHOLDERS

  The following table describes the beneficial ownership of Common Stock of each person who was known by Myers to be the beneficial owner of more than five percent of the total shares issued and outstanding on February 1, 1998. Under rules and regulations promulgated by the Commission, a person is deemed to be the "beneficial owner" of all the shares with respect to which he has or shares voting power or investment power, regardless of whether he is entitled to receive any economic benefit from his interest in the shares. As used herein, the term "voting power" means the power to vote or to direct the voting of shares and "investment power" means the power to dispose of or to direct the disposition of shares.

   NAME AND ADDRESS     SHARES AND NATURE OF
 OF BENEFICIAL OWNER    BENEFICIAL OWNERSHIP   % OF CLASS
 -------------------    --------------------   ----------
Stephen E. Myers(1)          1,664,048             9.1%
1293 South Main Street
Akron, Ohio 44301
Mary S. Myers(2)             2,976,862            16.3%
1293 South Main Street
Akron, Ohio 44301

---------------

(1) Stephen E. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 193,814 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed beneficially to own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 8.0%. Stephen E. Myers serves as a trustee of the Semantic Foundation Inc. which holds 22,660 shares of Common Stock. By virtue of his position as trustee of the Foundation, Mr. Myers is deemed to beneficially own such shares which, when excluded from the other shares he is deemed beneficially to own, decreases the percentage of shares beneficially owned by him to 9.0%.

(2) Mary S. Myers serves as a trustee of the Louis S. and Mary Myers Foundation which holds 193,814 shares of Common Stock. By virtue of her position as trustee of the Foundation, Mrs. Myers is deemed beneficially to own such shares which, when excluded from the information above, decreases the percentage of shares held by her to 15.2%.

              RATIFICATION OF APPROVAL OF APPOINTMENT OF AUDITORS

  Arthur Andersen LLP, independent certified public accountants, have been approved by management of the Company to examine the books and accounts of the Company for the year 1998. They have served as the Company's independent auditors since 1966. Management recommends that the shareholders ratify the approval of this appointment. Ratification of this approval requires the vote of a majority of those shares present at the meeting. A representative of Arthur Andersen LLP will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he desires, and it is expected that he will be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

  Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of Myers for its next Annual Meeting of Shareholders to be held in 1999 may be made only by a qualified shareholder and must be received by Myers no later than November 11, 1998.

                                    GENERAL

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Myers, whose notice of meeting is attached to this Proxy Statement, and the entire cost of such solicitation will be borne by Myers. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of Myers. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Myers will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

  Management of Myers has no information that other matters will be brought before the meeting. If, however, other matters are properly presented, the accompanying proxy will be voted in accordance with the best judgment of the proxy holders with respect to such matters.

                                     MILTON I. WISKIND,
                                     Secretary

Akron, Ohio
March 20, 1998

                                     PROXY
MYERS INDUSTRIES, INC.                       SOLICITED BY THE BOARD OF DIRECTORS

MILTON I. WISKIND and GREGORY J. STODNICK, or either of them, with full power of substitution, are hereby authorized to represent the undersigned and to vote all Common Stock of the undersigned in MYERS INDUSTRIES, INC. ("Company") at the Annual Meeting of Shareholders of said Company to be held on April 30, 1998, and any adjournment(s) thereof with respect to the following matters:

1. ELECTION OF NINE DIRECTORS.

       [ ]  FOR all nominees listed below                 [ ]  WITHHOLD AUTHORITY to vote for the proposal
           (except as marked to the contrary below)            to set the number or all nominees listed
                                                               below

      Keith A. Brown, Karl S. Hay, Richard P. Johnston, Stephen E. Myers, Richard L. Osborne, Jon H. Outcalt, Samuel Salem, Edwin P. Schrank,
                               Milton I. Wiskind

 (INSTRUCTION: To withhold authority to vote for the proposal to set the number or any individual nominee write the proposal
            and/or that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. To approve the amendment to the Myers Industries, Inc. Employee Stock Purchase Plan to increase by 75,000 shares the number of shares of Common Stock that can be issued under the Plan.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN
                                    (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(Continued from other side)

3. To ratify the appointment of Arthur Andersen LLP, independent certified public accountants, as auditors for the company for the year 1998.

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

4. Such other business as properly may come before said meeting and any adjournment(s) thereof, all in accordance with the notice of this meeting and the accompanying Proxy Statement, receipt of which is acknowledged.

THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ABOVE AND FOR THE DIRECTORS NOMINATED BY MANAGEMENT UNLESS A CONTRARY VOTE IS INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED AS DIRECTED.

Please date, sign exactly as stenciled, and return promptly in the enclosed envelope.

   _                                      _      _______________________________
  |                                        |
                                                 _______________________________

                                                 DATED: __________________, 1998
  |_                                      _|
  ------------------------------------------------------------------------------